Exhibit 99.1

NEWS RELEASE

Contacts:
Main Street Capital Corporation
Todd A. Reppert, President and CFO
treppert@mainstcapital.com
713-350-6000

Dennard Rupp Gray & Lascar, LLC
Ken Dennard | ksdennard@drg-l.com
Ben Burnham | bburnham@drg-l.com
713-529-6600

MAIN STREET CAPITAL ANNOUNCES EXPANSION

OF ITS CREDIT FACILITY TO $155 MILLION

Maturity of the Credit Facility Extended to September 2014

HOUSTON, June 29, 2011 — Main Street Capital Corporation (NYSE: MAIN) (“Main Street”) announced today the expansion of total commitments under its three-year credit facility (the “Credit Facility”) from $100 million to $155 million.  The $55 million increase in total commitments included commitment increases by all six lenders currently participating in the Credit Facility. In addition to the $55 million increase in total commitments, Main Street extended the maturity of the Credit Facility by one year to September 2014. The amended Credit Facility also contains an accordion feature that allows for a further increase in total commitments under the facility to $200 million on the same terms and conditions as the existing lender commitments.

The recent increase in total commitments under the Credit Facility provides Main Street with access to additional financing capacity in support of its future investment and operational activities.

ABOUT MAIN STREET CAPITAL CORPORATION

Main Street (www.mainstcapital.com) is a principal investment firm that primarily provides long-term debt and equity capital to lower middle market companies. Main Street’s lower middle market investments are made to support management buyouts, recapitalizations, growth financings and acquisitions of companies that operate in diverse industry sectors and generally have annual revenues ranging from $10 million to $100 million.  Main Street seeks to partner with entrepreneurs, business owners and management teams and generally provides “one stop” financing alternatives within its lower middle market portfolio. Main Street also maintains a portfolio of privately placed secured, interest-bearing debt investments in middle market businesses that are generally larger in size than its lower middle market portfolio companies.

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